TherapeuticsMD, Inc. 8-K

Exhibit 10.0
LEASE AGREEMENT

LIBERTY PROPERTY LIMITED PARTNERSHIP,
a Pennsylvania limited partnership

Landlord

AND

VITAMEDMD, LLC,
a Delaware limited liability company

Tenant

AT

Paragon Business Center
951 Broken Sound Parkway, NW,
Suites 300 & 320
Boca Raton, Florida 33487

LEASE AGREEMENT

i

             THIS LEASE AGREEMENT (this “Lease”) is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (‘‘Landlord”) and VITAMEDMD, LLC, a limited liability company organized under the laws of Delaware (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.	Basic Lease Terms and Definitions.

	(a)	Premises: Suites 300 and 320, consisting of a total of approximately 7,130 rentable square feet as shown on Exhibit “A”.

	(b)	Building: Approximate rentable square feet: 85,610.
Address: Paragon Business Center, 951 Broken Sound Parkway, NW, Boca Raton, Florida 33487.

	(c)	Term: Forty Five (45) consecutive months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(d)
Commencement Date: The later to occur of the following dates: (i) September 1, 2009, or (ii) the date Landlord delivers the Premises to Tenant with all of the improvements set forth on Exhibit “D” substantially completed. Notwithstanding the foregoing, in the event Tenant opens for business in the Premises at any time prior to September 1, 2009, such date will be deemed the Commencement Date.

	(e)	Expiration Date: The last day of the Term.

	(f)	Minimum Annual Rent: Payable in monthly installments as follows:

Month of
Term	Annual	Monthly
1 — 3*	$0.00	$0.00
4 — 12	$48,983.13	$5,442.57
13 — 24	$67,216.70	$5,601.39
25 — 36	$69,232.30	$5,769.36
37 — 45	$53,401.14	$5,933.46

* Monthly installments of Annual Operating Expenses (as defined below) and all applicable Florida sales tax shall be payable by Tenant for these months notwithstanding that no installments of Minimum Annual Rent are then due and payable.

The foregoing Minimum Annual Rent does not include applicable Florida sales tax payable by Tenant, which applicable sales tax shall be paid by Tenant in addition to the above-noted Minimum Annual Rent, together with each installment of Minimum Annual Rent.

So long as no Event of Default (defined below) has occurred as noted above, the monthly installments of Minimum Annual Rent (but not the monthly installment of estimated Annual Operating Expenses) shall be abated for a period of three (3) months (specifically months one (1), two (2) and three (3) of the Term) (the “Rent Abatement Period”). Upon the expiration of the Rent Abatement Period, that is the first (1st) day of the fourth (4th) month of the Term of this Lease, Tenant shall commence payment of all Rent due under this Lease.

(g)
Annual Operating Expenses: Estimated for calendar year 2009 to be $41,995.70, payable in monthly installments of $3,499.64, subject to adjustment as provided in this Lease. The foregoing Annual Operating Expenses do not include applicable Florida sales tax payable by Tenant, which applicable sales tax shall be paid by Tenant in addition to the above-noted Annual Operating Expenses, together with each monthly installment of Annual Operating Expenses.

(h)	Tenant’s Share: 8.33% (also see Definitions)

(i)	Use: Office and light industrial, specifically, office use in Suite 320 and warehouse/light industrial for Suite 300.

(j)	Security Deposit: $18,642.57

(k)	Addresses For Notices:

Landlord:	Liberty Property Limited Partnership	Tenant:	Before the Commencement Date:
	750 Park of Commerce Blvd., Suite 105		VitaMedMC, LLC
	Boca Raton, FL 33431		6501 Congress Avenue
	Attn: Vice President		Boca Raton, Florida 33487

On or after the Commencement Date: Premises

(l)	Guarantor: None.

(m)	Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.

(n)	Contents: The following are attached to and made a part of this Lease:
	Rider 1 — Additional Definitions	Exhibits:	“A” — Plan showing Premises
“B” — Building Rules
“C” — Estoppel Certificate Form
“D” — Improvements by Landlord

2.          Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant agree to the rentable square footage set forth in Section l(g) above, for all purposes under this Lease, without regard to actual measurement.

3.          Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1 above. Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times.

4.          Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay). Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control, unless such delay would cause delivery to be later than September 1, 2009, in which event the Commencement Date will be extended until the date that Landlord delivers the Premises to Tenant. In the event that Landlord is unable to deliver the Premises by September 30, 2009, then the Commencement Date will be extended until the date that Landlord delivers the Premises to Tenant and Tenant shall be entitled to extend the Rent Abatement Period (as defined in Section 1(f) above) on a one (1) day for one (1) day of delay basis for each day Landlord fails to deliver the Premises between October 1, 2009 and November 30, 2009. In the event that Landlord has not delivered possession of the Premises to Tenant by November 30, 2009, then Tenant shall have the right, upon written notice to Landlord, delivered not later than December 1, 2009, to terminate this Lease and receive a refund of the Security Deposit and any advance Rent previously paid to Landlord.

5.          Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first full month following the Rent Abatement Period shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due. In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

6.	Operating Expenses.

             (a)          The amount of the Annual Operating Expenses set forth in Section l(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within 30 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space. If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied.

              (b)          Notwithstanding any provision of this Lease to the contrary, Tenant’s Share of Controllable Annual Operating Expenses (defined below) may increase each year by an amount not to exceed a commercially reasonable amount in the calendar year immediately following the calendar year that Tenant first takes possession of the Premises under this Lease, and in each calendar year thereafter. The term “Controllable Annual Operating Expenses’’ shall mean any and all Annual Operating Expenses except for: (i) real estate taxes and other impositions for the Building, (ii) any and all utilities for the Building, (iii) any and all insurance maintained by Landlord for the Building (including blanket policies or insurance costs from insurance pools in which Landlord may participate for the insurance applicable to the Building), (iv) elevator repair and maintenance, and (v) any and all costs of debris removal and other clean up costs associated with any windstorm or other weather or casualty event affecting the Building.

7.          Utilities. Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Except to the extent Landlord elects to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name and timely pay all charges directly to the provider. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8.	Insurance; Waivers; Indemnification.

(a)
Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the ‘‘Causes of Loss-Special Form” or equivalent properly insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)
Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $5,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “‘claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c)
Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d) Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self- insurance or self-insured retention in excess of $25,000.

(e)
Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9.	Maintenance and Repairs.

(a)
Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls; (iii) Building Systems (subject to Section 31 of this Lease); and (iv) Common Areas. Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses, provided that to the extent any heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant’s sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant’s expense. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b)
Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises and all fixtures and equipment in the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10.	Compliance.

(a)
Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

(b)	Tenant will comply, and will cause its Agents to comply, with the Building Rules.

(c)
Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d)
Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

11.         Signs. Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs. Notwithstanding anything to the contrary contained herein, Tenant, at Tenant’s sole cost and expense, shall be allowed to place a sign at the entrance to the Premises and on the exterior facade, provided such signs (i) comply with and are installed in accordance with all applicable governmental codes and ordinances, and (ii) are approved by Landlord, which approval shall not be unreasonably conditioned, delayed or withheld. At the conclusion of the Term, Tenant shall, at Tenant’s sole cost and expense, remove the signs and shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12.         Alterations. Except for non-structural Alterations that (i) do not exceed $5,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13.         Construction Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 10 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. In accordance with the applicable provisions of the Florida Construction Lien Law and specifically Florida Statutes, Section 713.10, neither the Property nor any interest of Landlord in the Property shall be subject in any way to any liens, including construction liens or any type of construction lien, for improvements to or other work performed with respect to the Property by or on behalf of Tenant. Tenant acknowledges that Tenant, with respect to improvements or alterations made by or on behalf of Tenant hereunder, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating the Property and Landlord’s interest in the Property from any such liens. Further, nothing in this Lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord, all of the same to be solely for Tenant’s account and at Tenant’s risk and expense. Throughout the Term “construction lien” is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Property on account of any mechanic’s, laborer’s, materialman’s or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any potential lienor’s notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any construction lien.

14.         Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice during normal business hours (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

15.         Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice. If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.         Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.         Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.         Assignment and Subletting.

(a)
Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation or creditworthiness of the proposed transferee is reasonably unacceptable to Landlord, (iii) Landlord or an affiliate of Landlord has comparable space available for lease in the Building by the proposed transferee unless such transferee has declined such comparable space, or (iv) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)
Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c)
The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Premises transferred.

(d)
If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19.         Subordination; Mortgagee’s Rights.

(a)
Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b)
No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c)
The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.         Tenant’s Certificate; Financial Information. Within 10 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.

21.         Surrender,

(a)
On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)
If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be double the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22.         Defaults - Remedies.

(a)	It shall be an Event of Default:

                             (i)    If Tenant does not pay in full within 5 days of the due date any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant notice of default;

                             (ii)       If Tenant enters into or permits any Transfer in violation of Section 18 above;

                            (iii)      If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 10 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 10 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 30 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 10 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

                             (iv)     If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(b)	If an Event of Default occurs, Landlord shall have the following rights and remedies:

                             (i)    Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)     To peaceably enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)     To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable; and

(iv)     To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c)
Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

(d)
No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e)
If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f)	Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23.         Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person signing this Lease is duly authorized to execute and deliver this Lease on behalf of Tenant.

24.         Landlord’s Authority. Landlord represents to Tenant that:

(a)	Landlord is duly formed, validly existing and in good standing under the laws of the State under which Landlord is organized.

(b)	Liberty Property Trust is the General Partner of Landlord and is duly formed, validly existing and in good standing under the laws of the state under which said General Partner is organized.

(c)
The person(s) signing this Lease on behalf of the Landlord and the Landlord’s General Partner is/are duly authorized to execute and deliver this Lease on behalf of the Landlord and said General Partner, and no other consent is required.

25.         Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had, had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, and/or rent paid in advance, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest, provided the successor in interest expressly assumes such liability). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period of time following Tenant’s notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

26.         Miscellaneous.

(a)	The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)
This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of legal business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)
Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)
If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e)
This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f)
Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in a court of the State of Florida, Palm Beach County, or in the United States District Court for the Southern District of Florida, having subject matter jurisdiction thereof, and both parties agree to submit to the jurisdiction of such forum.

(g)	Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

27.         Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

28.        Security Deposit; Prepaid Rent. At the time of signing this Lease, Tenant shall (i) pay to Landlord Tenant’s Monthly Rent for the first full month following the Rent Abatement Period plus all applicable sales tax totaling $9,321.29, and (ii) deposit with Landlord a security deposit (“Security Deposit”) in the aggregate amount of $18,642.57 equal to the sum of two (2) monthly installments of Tenant’s Minimum Annual Rent and first two (2) monthly installments of Tenant’s Annual Operating Expenses plus all applicable sales tax. The Security Deposit shall be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord. If Tenant complies fully and faithfully with all of the provisions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord.

29.        Radon Gas. As required by Florida statute, the following notification is provided: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

30.        Option to Extend.

(a)
Provided that Landlord has not given Tenant notice of default more than two (2) times during the Term, and such default was cured within the time periods specified in Section 22(a)(iii), that there then exists no Event of Default by Tenant under this Lease, nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default (on the date of exercise or the date of delivery of possession), and that Tenant is the sole occupant of the Premises, Tenant shall have the right and option (the “Extension Option”) to extend the Term of this Lease for one (1) additional period of two (2) years (the “Extension Term”), exercisable by giving Landlord prior written notice, not earlier than fifteen (15) months, but not later than twelve (12) months, prior to the then upcoming Expiration Date, of Tenant’s election to extend the Term of this Lease; it being agreed that time is of the essence for Tenant’s exercise of the Extension Option and that the Extension Option is personal to Tenant and is non-transferable to any assignee or sublessee other than to an Affiliate (regardless of whether any such assignment or sublease was made with or without Landlord’s consent). Landlord is not obligated to notify Tenant of any upcoming need to timely exercise the Extension Option.

(b)	The Extension Term shall be under the same terms and conditions as provided in this Lease except as follows:

(i)	the Extension Term shall begin on the day after the initial Expiration Date and thereafter the Expiration Date shall be deemed to be the date that is two (2) years after the initial Expiration Date;

(ii)	there shall be no further options to extend or renew the Term;

(iii)
the Premises shall be accepted by Tenant in “as is” “where is” condition and Landlord shall have no obligations whatsoever to improve or pay to improve the Premises for Tenant’s use or occupancy, including, without limitation any new HVAC or build-out obligations, or grant to Tenant any rent concessions or similar abatements;

(iv)	the Minimum Annual Rent for each year of the Extension Term shall be as follows:

Month of Term	Annual	Monthly
46-57	$73,337.52	$6,111.46
58-69	$75,537.69	$6,294.81

31.        Brokers; Recognition and Indemnity. Tenant and Landlord represent and warrant to each other that Jeff Kelly of CB Richard Ellis, Inc., a Delaware corporation (“Broker”) is the only broker or finder that either has had any dealings, negotiations or consultations with relating to the Premises or this transaction and that no other broker or finder called the Premises to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations relating to the Premises or this Lease. Broker is entitled to a commission from Landlord pursuant to separate agreement. Tenant agrees to be responsible for, indemnify, defend and hold harmless Landlord from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by Landlord arising from any breach by Tenant of Tenant’s foregoing representation and warranty. Landlord agrees to be responsible for, indemnify, defend and hold harmless Tenant from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by Tenant arising from any breach by Landlord of Landlord’s foregoing representation and warranty.

32.        Improvements by Landlord; HVAC Cost Contribution by Tenant. The Premises shall be delivered by Landlord and accepted by Tenant in “as is” “where is” condition and Landlord shall have no obligations whatsoever to improve or pay to improve the Premises for Tenant’s use or occupancy, except as set forth on Exhibit “D” attached hereto and made a part hereof. Tenant acknowledges receipt and review of an inspection report obtained by Landlord for the heating ventilation and air conditioning (“HVAC”) units that currently furnish air conditioning to the Premises. Landlord agrees to deliver the Premises with the HVAC units in good working order and operating condition, as reflected by the inspection report. Landlord guaranties that the HVAC units will remain in such working order and operating condition for a period of 90 days after the Commencement Date. Landlord will service the HVAC system on a regular and reoccurring basis as reasonably determined by Landlord for normal maintenance and the costs for such normal maintenance and service will be included in the Operating Expenses of the Building. Tenant will not be required to provide HVAC maintenance. If during the Term the HVAC units that supply air conditioning to the Premises need to be replaced in Landlord’s sole but reasonable opinion, the costs to replace the HVAC units (the “HVAC Cost”) shall be shared between Tenant and Landlord such that Tenant shall be responsible to pay one hundred percent (100%) of the HVAC Cost (“Tenant’s HVAC Cost Share”) applicable to the remaining Term. The HVAC Cost shall be calculated by amortizing the total cost to replace the air conditioning unit(s) over a five (5) year period (i.e., the HVAC Cost shall be divided by 60 months to determine the monthly HVAC Cost, and Tenant shall pay Landlord each month during the Term (as may be extended) 100% of such monthly HVAC Cost). Tenant shall be responsible to pay to Landlord each month Tenant’s HVAC Cost Share, during the remaining Term (as may be extended). Tenant shall pay Landlord each month its monthly installment of Tenant’s HVAC Cost Share together with Tenant’s payment of Monthly Rent. Tenant shall receive the benefit of all warranties for any replacement HVAC Unit.

          Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Date signed:		Landlord:

7-9-09		LIBERTY PROPERTY LIMITED PARTNERSHIP

Witness:		By:	Liberty Property Trust, Sole General Partner
/s/ R. Johnson			By:	/s/ Andy Petry
Name (printed):	R. Johnson
/s/ A. Rinzi				Andy Petry Vice President and City Manager
Name (printed):	A. Rinzi

Date signed:		Tenant:

7-9-09		VITAMEDMD, LLC, a Delaware limited liability company

Attest/Witness:		By:	/s/ Robert Finizio
/s/ Courtney Feldman
Name (printed):	Courtney Feldman		Robert Finizio, Manager
/s/ Kristiani Passos
Name (printed):	Kristiani Passos